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      3-C   Organizational Consent of Directors and
            August 1, 1996 Consent of Directors


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                        UNANIMOUS CONSENT OF DIRECTORS
                     IN LIEU OF AN ORGANIZATIONAL MEETING

            The undersigned, being all of the initial Directors named in the Articles of Incorporation of Wilderness Development Corporation, a Wisconsin corporation (the "Corporation"), do hereby adopt the following resolutions by written consent in lieu of an initial meeting of the Board of Directors pursuant to Section 180.0821 of the Wisconsin Statutes, such action to have the same effect as if taken at a duly constituted meeting of Directors held on the 25th day of July, 1996.

            RESOLVED, that any and all notice to take any action in adopting the following resolutions is hereby waived by the undersigned pursuant to Section
180.0823 of the Wisconsin Statutes.

            RESOLVED, that the Articles of and Certificate of Incorporation, as attached hereto as Exhibit A, are hereby approved and ratified and that all actions of any incorporator, shareholder, legal counsel and the individual attorneys and accountants working for such parties in connection with the organization and incorporation of the Corporation are hereby and in all respects ratified, approved and confirmed.

            RESOLVED, that the Bylaws, attached hereto as Exhibit B, are hereby approved and adopted as the Bylaws of the Corporation.

            RESOLVED, that the Stock Purchase Agreement, attached hereto as Exhibit C, is hereby approved and ratified and, upon payment of the full purchase price thereof, the proper officers of the Corporation are hereby authorized and directed to execute and issue certificates for the shares of the Corporation's common stock so purchased, which shares shall be deemed fully paid and non-assessable by the Corporation (except as otherwise provided for in Section 180.0622(2)(b) of the Wisconsin Statutes).

            RESOLVED, that the form of the Common Stock certificate, attached hereto as Exhibit D, is hereby approved and adopted for use by the Corporation.

            RESOLVED, that the Corporation shall not have a corporate seal and formal corporate documents may carry the designation "NO SEAL" along with the signature of the officers.


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            RESOLVED, that pursuant to Section 180.0840(3), Wis. Stats., the following individuals are hereby elected to the offices set forth immediately preceding their names, to serve until their respective successors are duly elected:

            President      - Thomas J. Lucke
            Vice-President - S. Peter Helland, Jr.
            Treasurer      - Thomas J. Lucke
            Secretary      - S. Peter Helland, Jr.

            RESOLVED, that the Treasurer is hereby authorized and directed on behalf of the Corporation to pay any and all legal and other expenses incurred in connection with the organization and incorporation of the Corporation.

            RESOLVED, that the Board of Directors, having determined that the Corporation has complied with the requirements of Section 1244 of the Internal Revenue Code of 1986, as amended, does hereby declare its intention that the Corporation's common stock be deemed "Section 1244 stock" thereby enabling shareholders who are individuals and who purchase their stock directly from the Corporation to obtain ordinary loss treatment for losses realized upon the sale or worthlessness of their stock.

            RESOLVED, that the President is hereby authorized on behalf of the Corporation to open such bank checking accounts as he in his discretion shall deem necessary or convenient to the conduct of the affairs of the Corporation; the authorized signer or signers of checks or withdrawal orders shall be any person whose name and signature shall have been certified to such bank from time to time by the President or his designee, and any such bank shall be fully protected in relying upon any such certification until it shall have received written notice of a change in such signing authority.

            RESOLVED, that if such depository bank shall require a depository resolution in any form different from, but generally consistent with, the foregoing, such other depository resolution shall be deemed to have been fully approved and adopted hereby and may be so certified by the President or his designee, whenever approved by such person, and a copy thereof shall be attached hereto as Exhibit E.

            RESOLVED, that the taxable year of the Corporation shall end on the 31st day of December each year.

            RESOLVED, that the Corporation hereby elects under Section 1372(a) of the Internal Revenue Code to be treated as an "electing small business corporation" for income tax purposes to permit the undistributed taxable income of the Corporation to be taxed directly to the shareholders rather than to the Corporation itself; and the Board of Directors hereby recommends to the shareholders of the Corporation that they execute and consent to, and authorizes and directs the proper officers of the Corporation to complete, execute and file at


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such time as they deem appropriate an Election by Small Business Corporation on
Form 2553 (a copy of which is attached hereto as Exhibit F).

            RESOLVED, that the President of the Corporation be, and hereby is, authorized and directed in its name and on its behalf, to do and perform any and all further things and acts, and to execute and deliver any and all further instruments, certificates and documents which they shall determine to be necessary, appropriate or desirable in order to effectuate the intendment of the foregoing resolutions, or any of them, any such determination to be conclusively evidenced by the doing or performing of any such act or thing or the execution and delivery of any such instrument, certificate or document.

            IN WITNESS WHEREOF, this consent has been executed by the undersigned and is effective as of the aforementioned date to be filed as part of the minutes of the Corporation.

                                    /s/
                                    -----------------------------------
                                    Thomas J. Lucke
                                    Director

                                    /s/
                                    -----------------------------------
                                    S. Peter Helland, Jr.
                                    Director


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